Exhibit 99.2
THOMAS PROPERTIES GROUP, INC. ANNOUNCES
THIRD QUARTER 2012 RESULTS
Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the results of operations for the quarter ended September 30, 2012.
The results of operations presented in this release include TPGI’s results of operations for the three and nine months ended September 30, 2012 and 2011. The consolidated net loss for the three months ended September 30, 2012 was $4.1 million or $0.09 per share compared to consolidated net income of $2.1 million or $0.06 per share for the three months ended September 30, 2011. The consolidated net loss for the nine months ended September 30, 2012 was $12.0 million or $0.30 per share compared to consolidated net loss of $4.2 million or $0.11 per share for nine months ended September 30, 2011. The increase in the consolidated net loss is primarily due to lower tenant reimbursement revenues and a decrease in investment advisory fees. Also contributing to the increase in net loss is a decrease in condominium unit sales at Murano, as we closed on the sale of nine condominium units during the nine months ended September 30, 2012 compared to twelve units during the nine months ended September 30, 2011.
After tax cash flow (“ATCF”) for the three months ended September 30, 2012 was $1.3 million or $0.03 per share compared to ATCF of $5.6 million or $0.15 per share for the three months ended September 30, 2011. After tax cash flow for the nine months ended September 30, 2012 was $3.4 million or $0.08 per share compared to after tax cash flow of $9.3 million or $0.25 per share for the nine months ended September 30, 2011. The decrease in ATCF per share for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 was primarily the result of the decreased revenues resulting from fewer Murano condominium sales and the increased number of shares of our common stock outstanding resulting from the issuance of common stock in 2012. The Company defines ATCF (a non-GAAP financial measure) as net income (loss) excluding the following items: noncontrolling interests, deferred income taxes, non-cash charges for depreciation and amortization and asset impairment, amortization of loan costs, non-cash compensation expense, straight-line rent adjustments, adjustments to reflect the fair market value of rent, and gain from extinguishment of debt. ATCF is further described in note (a) and reconciled to net income (loss) in the financial statements below.
“Our purchase of the Austin portfolio along with CalSTRS and Madison International Realty was the focus and highlight of the third quarter,” said James Thomas, Chairman, President and CEO of Thomas Properties Group, Inc. “In keeping with our strategic plan, we, through our investment with Madison, control 50% of the portfolio. By repaying short term floating rate debt, we deleveraged the portfolio and positioned it to take advantage of improving market conditions in Austin. We continue to focus on converting a substantial part of our land holdings into cash-flowing properties as we move the Company toward REIT status.”
Supplemental Materials
The Company publishes a Supplemental Financial Information package which is available at www.tpgre.com in the Investor Relations tab, Supplemental Financial Information section. The Company also provides an estimated net asset value workbook, available for download at www.tpgre.com in the Investor Relations tab, NAV Workbook section.
Teleconference and Webcast
TPGI will hold a quarterly earnings conference call on Thursday, November 1, 2012 at 10:00 a.m. Pacific Time. To participate in the call, dial (877) 299-4454 and (617) 597-5447 internationally, and provide confirmation code 90417889.
A live webcast (listen only mode) of the conference call will also be available at that time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through November 22, 2012, by calling (888) 286-8010 and (617) 801-6888 internationally, and providing confirmation code 49670632. The replay will also be available on Thomas Properties Group, Inc.’s web site at www.tpgre.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use properties on a nationwide basis. The Company’s primary areas of focus are the acquisition and ownership of interests in premier office properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.
Forward Looking Statements
Statements made in this press release or during the quarterly earnings conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of debt and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2011 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Rental	$7,813	$7,446	$23,343	$22,233
Tenant reimbursements	5,344	5,666	15,746	17,051
Parking and other	786	708	2,271	2,225
Investment advisory, management, leasing and development services	1,005	5,565	2,669	7,689
Investment advisory, management, leasing and development services - unconsolidated real estate entities	3,588	4,324	11,909	13,690
Reimbursement of property personnel costs	1,273	1,365	4,140	4,389
Condominium sales	2,302	3,084	4,266	6,122
Total revenues	22,111	28,158	64,344	73,399
Expenses:
Property operating and maintenance	6,183	6,211	18,198	18,384
Real estate and other taxes	1,742	1,854	5,627	5,616
Investment advisory, management, leasing and development services	2,634	3,273	8,628	9,912
Reimbursable property personnel costs	1,273	1,365	4,140	4,389
Cost of condominium sales	1,858	2,055	3,251	4,042
Interest	4,205	4,331	12,659	13,629
Depreciation and amortization	4,120	3,447	11,782	10,188
General and administrative	3,893	3,925	13,024	11,802
Total expenses	25,908	26,461	77,309	77,962
Interest income	39	5	52	25
Equity in net income (loss) of unconsolidated real estate entities	(1,797)	(353)	(2,613)	(1,938)
Income (loss) before income taxes and noncontrolling interests	(5,555)	1,349	(15,526)	(6,476)
Benefit (provision) for income taxes	442	1,206	368	1,001
Net income (loss)	(5,113)	2,555	(15,158)	(5,475)
Noncontrolling interests' share of net (income) loss:
Unitholders in the Operating Partnership	1,226	(295)	3,817	1,763
Partners in consolidated real estate entities	(198)	(177)	(668)	(496)
	1,028	(472)	3,149	1,267
TPGI share of net income (loss)	$(4,085)	$2,083	$(12,009)	$(4,208)
Income (loss) per share - basic and diluted	$(0.09)	$0.06	$(0.30)	$(0.11)
Weighted average common shares outstanding—basic	45,517,207	36,647,394	40,301,224	36,610,178
Weighted average common shares outstanding—diluted	45,517,207	36,873,339	40,301,224	36,610,178

Reconciliation of net income (loss) to ATCF(a):
Net income (loss)	$(4,085)	$2,083	$(12,009)	$(4,208)
Adjustments:
Income tax (benefit) provision	(442)	(1,206)	(368)	(1,001)
Noncontrolling interests - unitholders in the Operating Partnership	(1,226)	295	(3,817)	(1,763)
Depreciation and amortization	4,120	3,447	11,782	10,188
Depreciation and amortization - non-controlling interest share	(224)	—	(224)	—

Amortization of loan costs	120	153	440	580
Non-cash compensation expense	324	127	1,235	660
Straight-line rent adjustments	59	(22)	(296)	(170)
Straight-line rent adjustments - non-controlling interest share	34	—	34	—
Adjustments to reflect the fair market value of rent	12	7	31	16
Unconsolidated real estate entities:
Depreciation and amortization	3,017	2,854	7,840	7,842
Depreciation and amortization from discontinued operations	—	427	153	1,789
Amortization of loan costs	41	136	196	229
Amortization of loan costs from discontinued operations	21	26	33	83
Straight-line rent adjustments	(111)	(57)	(118)	(107)
Straight-line rent adjustments from discontinued operations	—	(46)	(20)	(301)
Adjustments to reflect the fair market value of rent	(177)	(358)	(609)	(806)
Adjustments to reflect the fair market value of rent from discontinued operations	—	(10)	(11)	1
Gain on extinguishment of debt from discontinued operations	—	(333)	—	(333)
ATCF before income taxes	$1,483	$7,523	$4,272	$12,699
TPGI share of ATCF before income taxes (b)	$1,164	$5,620	$3,265	$9,488
TPGI income tax refund (expense) - current	144	(48)	108	(157)
TPGI share of ATCF	$1,308	$5,572	$3,373	$9,331
ATCF per share - basic & diluted	$0.03	$0.15	$0.08	$0.25
Dividends paid per share	$0.015	$—	$0.045	$—
Weighted average common shares outstanding- basic	45,517,207	36,647,394	40,301,224	36,610,178
Weighted average common shares outstanding- diluted	45,902,063	36,873,339	40,668.418	36,863,237

a.
ATCF is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define ATCF as net income (loss) excluding the following items: i) deferred income tax expense (benefit); ii) noncontrolling interests; iii) non-cash charges for depreciation and amortization and asset impairment; iv) amortization of loan costs; v) non-cash compensation expense; vi) the adjustment to recognize rental revenues using the straight-line method; vii) the adjustment to rental revenue to reflect the fair market value of rents; and viii) gain on extinguishment of debt. Management utilizes ATCF data in assessing performance of our business operations in period-to-period comparisons and for financial planning purposes. ATCF should be considered only as a supplement to net income as a measure of our performance. ATCF should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. ATCF also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

b.
Based on an interest in our operating partnership of 78.56% and 76.43% for the three and nine months ended September 30, 2012, respectively, and 74.70% and 74.72% for the three and nine months ended September 30, 2011, respectively.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Operating properties, net	$268,921	$265,202
Land improvements—development properties	80,439	80,254
	349,360	345,456
Condominium units held for sale	42,332	45,217
Investments in unconsolidated real estate entities	110,396	11,372
Cash and cash equivalents, unrestricted	58,395	79,320
Restricted cash	14,085	10,616
Rents and other receivables, net	2,244	1,903
Receivables from unconsolidated real estate entities	1,952	2,918
Deferred rents	19,014	17,866
Deferred leasing and loan costs, net	10,607	12,283
Other assets, net	16,319	17,465
Assets associated with land held for sale	—	1,107
Total assets	$624,704	$545,523
LIABILITIES AND EQUITY
Liabilities:
Mortgage loans	$284,965	$289,523
Accounts payable and other liabilities, net	41,481	34,981
Prepaid rent and deferred revenue	3,205	3,019
Obligations associated with land held for sale	—	27
Total liabilities	329,651	327,550
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of September 30, 2012 and December 31, 2011	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 46,100,229 and 37,094,995 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	461	371
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 12,313,331 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	123	123
Additional paid-in capital	258,625	208,473
Retained deficit and dividends	(69,297)	(55,472)
Total stockholders’ equity	189,912	153,495
Noncontrolling interests:
Unitholders in the Operating Partnership	48,324	52,983
Partners in consolidated real estate entities	56,817	11,495
Total noncontrolling interests	105,141	64,478
Total equity	295,053	217,973
Total liabilities and equity	$624,704	$545,523

Contact: Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana M. Laing, Chief Financial Officer
(213) 613-1900